Exhibit 10.8(c)

AMENDMENT NO. 3 TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment No. 3 to the Amended and Restated Employment Agreement (this “Amendment No. 3”) is dated as of June 11, 2020 by and between Advantage Sales & Marketing LLC, a California limited liability company (the “Company”), and Tanya Domier (the “Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive previously entered into that certain Amended and Restated Employment Agreement dated December 17, 2010, as amended by that certain Amendment No. 1 dated October 1, 2013, and that certain Amendment No. 2 dated October 7, 2014 (collectively, the “Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Agreement on the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:

1. The first sentence of Section 5.1 of the Agreement is hereby deleted in its entirety and the following inserted in its place:

“Effective January 1, 2020, the Company shall pay the Executive a base salary of $1,0000,000 per year (“Base Salary”), subject to annual review, payable in accordance with the payroll policies of the Company for senior executives as from time to time in effect, less such amounts as may be required to be withheld by applicable federal, state and local law and regulations (the “Payroll Policies”).”

2. The first sentence of Section 5.2 of the Agreement is hereby deleted in its entirety and the following inserted in its place:

“Effective for fiscal year 2020, Executive shall be entitled to receive a bonus, pursuant to the terms of the Executive Bonus Plan approved by the Board, up to one hundred fifty percent (150%) of her Base Salary in effect for the year to which the bonus relates subject to any required withholdings under the Payroll Policies. For clarification purposes, the parties agree that the foregoing sentence applies for Executive’s performance beginning with fiscal year 2020, and the bonus payment scheduled to be paid in March 2021.”

3. The Agreement is hereby amended to add the following as a new Section 5.7:

“5.7. Anniversary Payments. Executive shall be entitled to receive an Anniversary Bonus (as defined below) on each of July 31, 2020, July 31, 2021 and July 31, 2022, subject to the condition that Executive remains continuously employed as Chief Executive Officer of the Company through the date of such scheduled payment. Each Anniversary Bonus payable pursuant to the preceding sentence shall be paid to Executive in a single lump sum cash payment within two (2) business days following the applicable anniversary date. An “Anniversary Bonus” means an amount equal to four million dollars ($4,000,000) subject to any required withholdings under the Payroll Policies.”

4. This Amendment No. 3 is the complete statement of the parties’ agreement respecting their amendment of the Agreement and supersedes all prior statements, understanding, expectations, or agreements with respect to any amendment of the Agreement and, except as expressly set forth in this Amendment No. 3, the Agreement remains in full force and effect, unaltered and unchanged. This Amendment No. 1 may not be altered, changed, or amended except by a subsequent writing signed by the parties.

5. Except as otherwise provided herein, capitalized terms used herein shall have the meanings set forth in the Agreement.

6. This Amendment No. 3 may be executed in counterparts, which such counterparts when taken together shall constitute one entire Amendment No. 3.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have set their signatures on the date first written above.

COMPANY:	EXECUTIVE:

ADVANTAGE SALES & MARKETING LLC

By:	/s/ Brian Stevens	By:	/s/ Tanya Domier

Name:	Brian Stevens		Tanya Domier

Title:	CFO / COO

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